EXHIBIT 99
Investor / Media contact:
Traci Bolte
513.397.1195
traci.bolte@cinbell.com
Cincinnati Bell Inc. Holds Annual Shareholders Meeting
Board of directors initiates and gains approval for two shareholder-friendly, director election proposals
CINCINNATI – April 25, 2008 – Shareholders of Cincinnati Bell Inc. (NYSE: CBB) met today and approved four items of business at the company’s annual shareholders meeting, including two shareholder-friendly, director election proposals initiated by Cincinnati Bell’s board of directors.
     “The board was eager to bring forth these proposals designed to enhance shareholder rights, with respect to the election of directors,” said Jack Cassidy, president and chief executive officer of Cincinnati Bell Inc. “We feel, and the shareholders agree, these revisions are in the best interest of the company and its shareholders.”
     The shareholders approved a proposal that “de-classifies” the board of directors and requires the annual election of directors. Previously, Cincinnati Bell’s board was divided into three classes of directors, with staggered three-year terms. Current directors, including those elected to three-year terms at the 2008 annual meeting, will continue to serve the remainder of their elected terms. However, beginning with the annual meeting of shareholders in 2009, directors will be elected annually so that by the annual meeting of shareholders in 2011, all directors will be elected annually.
     The shareholders adopted a majority vote standard for the election of directors. Nominees to the board (in uncontested elections) will now be required to receive a majority of the votes cast in order to be elected as a director. Prior to January 1, 2008, Ohio law mandated that directors be elected by a plurality of the votes cast.
     The shareholders also approved the reelection of four directors and ratified Deloitte & Touche as independent auditors for the year 2008.
About Cincinnati Bell Inc.
With headquarters in Cincinnati, Ohio, Cincinnati Bell (NYSE: CBB) provides integrated communications solutions—including local, long distance, data, Internet, and wireless services—that help keep residential and business customers in Greater Cincinnati and Dayton connected with each other and with the world.
In addition, businesses ranging in size from start-up companies to large enterprises turn to Cincinnati Bell for efficient, scalable office communications systems as well as complex information technology solutions including data center and managed services.
Cincinnati Bell conducts its operations through three business segments: Wireline, Wireless, and Technology Solutions. For more information, visit www.cincinnatibell.com.
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